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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ariba, Inc.:

    We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-81773 and 333-89119) of Ariba, Inc. of our report dated October 18, 1999, except as to Note 8, which is as of December 16, 1999, relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related financial statement schedule which report appears in the September 30, 1999, annual report on Form 10-K of Ariba, Inc.

                                          /s/ KPMG LLP

Mountain View, California
December 23, 1999